Exhibit 99.1

BRINKER INTERNATIONAL PROVIDES FIRST QUARTER OF FISCAL 2021 OUTLOOK AND REPORTS FOURTH QUARTER OF FISCAL 2020 RESULTS

DALLAS (August 12, 2020) – Brinker International, Inc. (NYSE: EAT) today provided a business update related to the first quarter of fiscal 2021 and announced results for the fourth quarter and fiscal year 2020 ended June 24, 2020.
“Our continued strategic focus on value, off-premise, digital and scale is allowing us to successfully navigate through the pandemic,” said Wyman Roberts, Chief Executive Officer and President of Brinker International. “Leaning into these existing strategies with a clear focus and continually prioritizing the safety of our Team Members and Guests has allowed us to accelerate our performance and deliver industry leading results.”
Fiscal 2021 First Quarter-to-Date Highlights
During the first quarter of fiscal 2021 Chili’s and Maggiano’s continue to operate with reduced dining room capacities due to state and local mandates related to COVID-19. The following represents a business update from our first period of fiscal 2021 ended July 29, 2020, related to Company-owned restaurants:

•
As of July 29, 2020, there were 885 Chili’s and 52 Maggiano’s Company-owned restaurants with dining rooms or patios open, representing 84.0% of total Company-owned restaurants. Capacities are limited in accordance with state and local mandates

•	Comparable restaurant sales for the first period of fiscal 2021, ended July 29, 2020, compared to the prior year are as follows:

	Comparable Restaurant Sales
	Opened Dining Rooms	Off-Premise Only	Total Comparable Restaurant Sales
Chili’s	(3.8)%	(46.3)%	(10.9)%
Maggiano’s	(44.6)%	N/A	(44.6)%

•
It’s Just Wings™, a virtual brand offering through our partnership with Doordash, launched nationally in 1,050 of our Company-owned restaurants on June 23, 2020. It’s Just Wings sales are included in comparable restaurant sales for restaurants operating the virtual brand

•	Brinker had total liquidity of $576.2 million as of July 29, 2020
Fiscal 2021 Outlook
We are providing a financial outlook for the first quarter of fiscal 2021 quarter instead of our usual practice of providing an annual outlook. Forecasting longer term business performance is not reliable given the uncertainties created by the ongoing COVID-19 pandemic. We plan to update our financial outlook on a quarterly basis until such time we can reliably forecast on a longer term basis.
First Quarter of Fiscal 2021 Guidance

•	Adjusted net loss per diluted share is expected to be in the range of $0.40 to $0.25

•	Comparable restaurant sales are expected to be down low to mid-teens

•	Operating cash flow is expected to be positive

•	Weighted average diluted shares is expected to be 45.0 million to 46.0 million
Fiscal 2021 is a 53-week year, and includes an extra operating week in the fourth quarter.
We are unable to reliably forecast special items such as restaurant impairments, restaurant closures, reorganization charges and legal settlements without unreasonable effort. As such, we do not present a reconciliation of forecasted non-GAAP measures to the corresponding GAAP measures. If special items are reported during fiscal 2021, reconciliations to the appropriate GAAP measures will be provided.
Fiscal 2020 Highlights - Fourth Quarter and Fiscal Year
Financial metrics of the fourth quarter of fiscal 2020 compared to the fourth quarter of fiscal 2019, and fiscal year 2020 compared to fiscal year 2019, were negatively impacted due to the COVID-19 pandemic, partially offset by the acquisition of 116 Chili’s restaurants in the first quarter of fiscal 2020 and increased off-premise sales. For non-GAAP information and related reconciliations, refer to the tables and information at the end of this earnings release.

•	Reported earnings per diluted share was a loss of $1.20 in the fourth quarter of fiscal 2020, and earnings of $0.63 in fiscal 2020

•	Adjusted earnings per diluted share was a loss of $0.88 in the fourth quarter of fiscal 2020, and earnings of $1.71 in fiscal 2020

•	Cash flows from operating activities in the full fiscal year 2020 were $245.0 million, and capital expenditures totaled $104.5 million resulting in free cash flow of $140.5 million

	Fourth Quarter			Fiscal Year
Financial Metrics	2020	2019	% Change	2020	2019	% Change
Company sales	$553.1	$804.8	(31.3)%	$3,004.9	$3,106.2	(3.3)%
Total revenues	$563.2	$834.1	(32.5)%	$3,078.5	$3,217.9	(4.3)%

Operating income (loss)	$(53.2)	$64.0	(183.1)%	$62.6	$230.7	(72.9)%
Operating income (loss) as a percentage of Total revenues	(9.4)%	7.7%	(17.1)%	2.0%	7.2%	(5.2)%
Restaurant operating margin, non-GAAP(1)	$35.2	$119.8	(70.6)%	$335.0	$411.2	(18.5)%
Restaurant operating margin as a percentage of Company sales, non-GAAP	6.4%	14.9%	(8.5)%	11.1%	13.2%	(2.1)%

Earnings (loss) per diluted share	$(1.20)	$1.22	(198.4)%	$0.63	$3.96	(84.1)%
Earnings (loss) per diluted share, adjusted, non-GAAP	$(0.88)	$1.36	(164.7)%	$1.71	$3.93	(56.5)%

Comparable Restaurant Sales - Company Owned	Q4: 20 vs 19	Q4: 19 vs 18		FY: 20 vs 19	FY: 19 vs 18
Brinker	(36.7)%	1.2%		(10.1)%	2.1%
Chili’s	(32.2)%	1.5%		(8.6)%	2.3%
Maggiano’s	(66.7)%	(0.2)%		(19.9)%	0.6%

(1)
Restaurant operating margin is defined as Company sales less Company restaurant expenses that includes Food and beverage costs, Restaurant labor and Restaurant expenses, and excludes Depreciation and amortization, General and administrative and Other (gains) and charges (see non-GAAP reconciliation below)

Fiscal 2020 Quarterly Operating Performance
Segment Performance

	Chili’s			Maggiano’s
	Fourth Quarter		Favorable (Unfavorable) Variance	Fourth Quarter		Favorable (Unfavorable) Variance
	2020	2019		2020	2019
Company sales	$518.9	$701.9	$(183.0)	$34.2	$102.9	$(68.7)
Franchise and other revenues	9.7	23.5	(13.8)	0.4	5.8	(5.4)
Total revenues	528.6	725.4	(196.8)	34.6	108.7	(74.1)

Company restaurant expenses	478.2	595.3	117.1	39.5	89.6	50.1
Company restaurant expenses as a % of Company sales	92.2%	84.8%	(7.4)%	115.5%	87.1%	(28.4)%

Operating income (loss)	(4.2)	82.0	(86.2)	(14.2)	12.1	(26.3)
Operating income (loss) as a % of Total revenues	(0.8)%	11.3%	(12.1)%	(41.0)%	11.1%	(52.1)%
Restaurant operating margin - non-GAAP	40.7	106.6	(65.9)	(5.3)	13.3	(18.6)
Restaurant operating margin as a % of Company sales - non-GAAP	7.8%	15.2%	(7.4)%	(15.5)%	12.9%	(28.4)%
Chili’s

•
Chili’s Company sales and Total revenues decreased primarily due to the COVID-19 pandemic that impacted restaurant sales due to guests dining out less, temporary dining room closures and capacity limitations, partially offset by the acquisition of 116 Chili’s restaurants in the first quarter of fiscal 2020 and increased off-premise sales

•
Chili’s Company restaurant expenses, as a percentage of Company sales, increased primarily due to sales deleverage as a result of COVID-19, higher expenses primarily related to delivery fees and supplies in connection with the growth in off-premise sales, and unfavorable commodity pricing. These increases were partially offset by lower advertising expenses, lower manager and hourly labor expenses as a result of COVID-19 decreased sales and closures, lower repairs and maintenance expenses, and favorable menu item mix

Maggiano’s

•
Maggiano’s Company sales and Total revenues decreased due to lower comparable restaurant sales driven by guests dining out less, temporary dining and banquet room closures and limited capacity of reopened locations from the COVID-19 pandemic, partially offset by increased off-premise sales

•
Maggiano’s Company restaurant expenses, as a percentage of Company sales increased primarily due to sales deleverage as a result of COVID-19, higher expenses primarily related to delivery fees and supplies in connection with the growth in off-premise sales, and unfavorable commodity pricing. These increases were partially offset by lower manager and hourly labor expenses as a result of COVID-19 decreased sales and closures, lower repairs and maintenance expenses, favorable menu item mix primarily related to seafood, lower utilities expenses, and favorable menu pricing

Franchise and other revenues

•
Franchise and other revenues include royalties and advertising fees that are based on franchise sales. Our franchisees generated sales of approximately $82.4 million in the fourth quarter of fiscal 2020 compared to $331.7 million in the fourth quarter of fiscal 2019. This decrease is primarily due to the adverse impact of the

COVID-19 pandemic on our domestic and global franchise restaurants, and the acquisition of 116 Chili’s restaurants from a franchisee in the first quarter of fiscal 2020

•	Maggiano’s Franchise and other revenues decreased primarily due to lower banquet fee income as a result of the COVID-19 pandemic
Income Taxes

•
On a GAAP basis, the effective income tax rate was a benefit of 27.8% in the fourth quarter of fiscal 2020 compared to an expense of 5.1% in the fourth quarter of fiscal 2019 primarily driven by the impact of a net loss before income taxes, due to reduced profitability related to the COVID-19 pandemic, and the leverage on the FICA tax credit relative to the net loss before income taxes in fiscal 2020. Excluding the impact of special items (see non-GAAP reconciliation below for details), the effective income rate was a benefit of 26.9% in the fourth quarter of fiscal 2020 compared to an expense of 10.1% in the fourth quarter of fiscal 2019

Webcast Information
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on Brinker’s website today, August 12, 2020 at 9 a.m. CDT:
http://investors.brinker.com/events/event-details/q4-2020-brinker-international-earnings-conference-call
For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on Brinker’s website until the end of the day August 26, 2020.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on Brinker’s website under the Financial Information section of the Investor tab.
Forward Calendar

•	SEC Form 10-K for fiscal 2020 filing on or before August 24, 2020

•	Earnings release call for the first quarter of fiscal 2021 on October 28, 2020
Non-GAAP Measures
Brinker management uses certain non-GAAP measures in analyzing operating performance and believes that the presentation of these measures in this release provides investors with information that is beneficial to gaining an understanding of the Company’s financial results. Non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP measures are included in the tables below.
About Brinker
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Based in Dallas, Texas, as of June 24, 2020, Brinker owned, operated, or franchised 1,663 restaurants under the names Chili’s® Grill & Bar (1,610 restaurants) and Maggiano’s Little Italy® (53 restaurants).
Forward-Looking Statements
The statements and tables contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which could cause actual results to differ materially from our historical results or from those projected in forward-looking statements, and are currently, or in the future could be, amplified by the novel strain of the coronavirus (“COVID-19”) pandemic. Such risks and uncertainties include, among other things, uncertainty of the magnitude, duration, geographic reach and impact of the COVID-19 pandemic on local, national and global economies; the current, and uncertain future, impact of the COVID-19 pandemic and governments’ responses to it on our industry, business, growth, reputation, projections, prospects, financial condition, operations, cash flows, and liquidity; the adequacy or effectiveness of steps we take to respond to the COVID-19 crisis, including cost reduction or other mitigation programs; the impact of competition; changes in consumer preferences; consumer perception of food safety; reduced disposable income; unfavorable publicity; increased minimum wages; governmental regulations; the impact of mergers, acquisitions, divestitures and other strategic transactions; the Company’s ability to meet its business strategy plan; loss of key management personnel; failure to hire and retain high-quality restaurant management; the impact of social media; failure to protect the security of data of our guests and team members; product availability; regional business and economic conditions; litigation; franchisee success; inflation; changes in the retail industry; technology failures; failure to protect our intellectual property; outsourcing; impairment of goodwill or assets; failure to maintain effective internal control over financial reporting; actions of activist shareholders; adverse weather conditions; terrorist acts; health epidemics or pandemics (such as COVID-19); and tax reform; as well as the risks and uncertainties described in “Risk Factors” in our Annual Report on Form 10-K and future filings with the Securities and Exchange Commission.

BRINKER INTERNATIONAL, INC.
Consolidated Statements of Comprehensive Income (Unaudited)
(In millions, except per share amounts)

	Thirteen Week Periods Ended		Fifty-Two Week Periods Ended
	June 24, 2020	June 26, 2019	June 24, 2020	June 26, 2019
Revenues
Company sales	$553.1	$804.8	$3,004.9	$3,106.2
Franchise and other revenues(1)	10.1	29.3	73.6	111.7
Total revenues	563.2	834.1	3,078.5	3,217.9
Operating costs and expenses
Food and beverage costs	145.0	213.5	798.6	823.0
Restaurant labor	199.3	268.6	1,045.5	1,059.7
Restaurant expenses	173.6	202.9	825.8	812.3
Depreciation and amortization	41.4	38.1	162.3	147.6
General and administrative	40.4	39.1	136.3	149.1
Other (gains) and charges(2)	16.7	7.9	47.4	(4.5)
Total operating costs and expenses	616.4	770.1	3,015.9	2,987.2
Operating income (loss)	(53.2)	64.0	62.6	230.7
Interest expenses	15.4	15.3	59.6	61.6
Other (income), net	(0.5)	(0.5)	(1.9)	(2.7)
Income (loss) before income taxes	(68.1)	49.2	4.9	171.8
Provision (benefit) for income taxes	(18.9)	2.5	(19.5)	16.9
Net income (loss)	$(49.2)	$46.7	$24.4	$154.9

Basic net income (loss) per share	$(1.20)	$1.25	$0.64	$4.04

Diluted net income (loss) per share	$(1.20)	$1.22	$0.63	$3.96

Basic weighted average shares outstanding	40.9	37.5	38.2	38.3

Diluted weighted average shares outstanding	40.9	38.3	38.9	39.1

Other comprehensive income (loss)
Foreign currency translation adjustments(3)	$0.5	$0.3	$(0.6)	$0.2
Other comprehensive income (loss)	0.5	0.3	(0.6)	0.2
Comprehensive income (loss)	$(48.7)	$47.0	$23.8	$155.1

(1)
Franchise and other revenues include Royalties and Franchise fees and other revenues. Franchise fees and other revenues include gift card breakage, Maggiano’s banquet service charge income, franchise advertising fees, delivery fee income, digital entertainment revenues, gift card equalization, franchise and development fees, merchandise income, retail royalty revenues, and gift card discount costs from third-party gift card sales.

(2)	Other (gains) and charges included in the Consolidated Statements of Comprehensive Income (Unaudited) included (in millions):

	Thirteen Week Periods Ended		Fifty-Two Week Periods Ended
	June 24, 2020	June 26, 2019	June 24, 2020	June 26, 2019
Restaurant impairment charges	$14.5	$9.8	$19.1	$10.8
COVID-19 related charges, net of (credits)	(3.9)	—	12.2	—
Restaurant closure charges	0.4	0.3	3.8	4.3
Remodel-related costs	1.1	2.9	3.2	7.7
Severance and other benefit charges	2.7	0.7	3.2	0.9
Corporate headquarters relocation charges	0.2	0.1	1.1	6.3
Property damages, net of (insurance recoveries)	(0.1)	(0.2)	(0.7)	(0.7)
(Gain) on sale of assets, net	(0.2)	(0.1)	(0.2)	(6.9)
Sale leaseback (gain), net of transaction charges	—	(5.3)	—	(27.3)
Other	2.0	(0.3)	5.7	0.4
	$16.7	$7.9	$47.4	$(4.5)

(3)
Foreign currency translation adjustment included in our Comprehensive income in the Consolidated Statements of Comprehensive Income (Unaudited) represents the unrealized impact of translating the financial statements of our Canadian restaurants from Canadian dollars to U.S. dollars. This amount is not included in Net income and would only be realized upon disposition of these restaurants.

BRINKER INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions)

	June 24, 2020	June 26, 2019
ASSETS
Total current assets	$224.4	$177.0
Net property and equipment	805.3	755.1
Operating lease assets	1,054.6	—
Deferred income taxes, net	38.2	112.0
Other assets	233.5	214.2
Total assets	$2,356.0	$1,258.3
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Total current liabilities	$497.9	$421.6
Long-term debt and finance leases, less current installments	1,208.5	1,206.6
Long-term operating lease liabilities, less current portion	1,061.6	—
Deferred gain on sale leaseback transactions	—	255.3
Other liabilities	67.1	153.0
Total shareholders’ deficit	(479.1)	(778.2)
Total liabilities and shareholders’ deficit	$2,356.0	$1,258.3
The Condensed Consolidated Balance Sheets (Unaudited) at June 24, 2020 included the final purchase price allocation for the 116 Chili’s restaurants acquired on September 5, 2019. Of the 1,116 Company-owned restaurant locations, at June 24, 2020, we own both building and land for 43 restaurant locations. The related book values associated with these restaurants included land of $34.1 million and buildings of $13.9 million.

Additionally, effective fiscal 2020, we adopted ASC 842, the new lease accounting standard that required us to recognize operating lease assets and liabilities in the balance sheet. Upon adoption, we eliminated the remaining deferred balance associated with the fiscal 2019 sale leaseback transactions gain and related deferred tax asset. Under our historical accounting, operating leases were not recognized in the balance sheet. Prior results have not been restated for the impact of this accounting change.
BRINKER INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Fifty-Two Week Periods Ended
	June 24, 2020	June 26, 2019
Cash flows from operating activities
Net income	$24.4	$154.9
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation and amortization	162.3	147.6
Stock-based compensation	14.8	16.4
Restructure charges and other impairments	28.9	26.5
Net loss (gain) on disposal of assets	1.2	(33.1)
Other	2.8	3.0
Changes in assets and liabilities	10.6	(102.6)
Net cash provided by operating activities	245.0	212.7
Cash flows from investing activities
Payments for property and equipment	(104.5)	(167.6)
Payments for franchise restaurant acquisitions	(94.6)	(3.1)
Proceeds from note receivable	2.8	2.8
Proceeds from sale of assets	1.2	1.6
Insurance recoveries	1.1	1.7
Proceeds from sale leaseback transactions, net of related expenses	—	485.9
Net cash (used in) provided by investing activities	(194.0)	321.3
Cash flows from financing activities
Payments on revolving credit facility	(858.8)	(1,150.0)
Borrowings on revolving credit facility	808.4	853.0
Payments of dividends	(57.4)	(60.3)
Purchases of treasury stock	(32.4)	(167.7)
Payments on long-term debt	(17.8)	(9.5)
Payments for common stock issuance costs	(7.8)	—
Payments for debt issuance costs	(3.2)	—
Proceeds from issuance of common stock	146.9	—
Proceeds from issuance of treasury stock	1.6	3.0
Net cash used in financing activities	(20.5)	(531.5)
Net change in cash and cash equivalents	30.5	2.5
Cash and cash equivalents at beginning of period	13.4	10.9
Cash and cash equivalents at end of period	$43.9	$13.4

BRINKER INTERNATIONAL, INC.
Restaurant Summary

			New Openings
			Fiscal 2020		Fiscal 2021
	Total Restaurants Open at June 24, 2020	Total Restaurants Open at June 26, 2019	Fourth Quarter Openings	Fiscal Year Openings	Full Year Projected Openings
Company-owned restaurants
Chili’s domestic	1,059	944	0	6	7
Chili’s international	5	5	0	0	0
Maggiano’s domestic	52	52	0	0	0
Total Company-owned	1,116	1,001	0	6	7
Franchise restaurants
Chili’s domestic	174	298	0	2	1-3
Chili’s international	372	365	0	23	6-9
Maggiano’s domestic	1	1	0	0	1
Total franchise	547	664	0	25	8-13
Total Company-owned and franchise
Chili’s domestic	1,233	1,242	0	8	8-10
Chili’s international	377	370	0	23	6-9
Maggiano’s domestic	53	53	0	0	1
Total	1,663	1,665	0	31	15-20

			Relocation Openings
Chili’s domestic Company-owned relocations			0	0	2
Included in the Total Restaurants Open at June 24, 2020 are locations that have been temporarily closed due to the COVID-19 pandemic which include 9 Company-owned Chili’s restaurants located within a closed structure or closed due to local regulations, 18 domestic Chili’s franchise locations, and 89 Chili’s international franchise locations.
NON-GAAP INFORMATION AND RECONCILIATIONS
Comparable Restaurant Sales
Q4 20 and Q4 19

	Comparable Restaurant Sales(1)		Price Impact		Mix-Shift(2)		Traffic
	Q4: 20 vs 19	Q4: 19 vs 18	Q4: 20 vs 19	Q4: 19 vs 18	Q4: 20 vs 19	Q4: 19 vs 18	Q4: 20 vs 19	Q4: 19 vs 18
Company-owned	(36.7)%	1.2%	0.9%	3.6%	(8.0)%	(1.8)%	(29.6)%	(0.6)%
Chili’s	(32.2)%	1.5%	0.8%	3.9%	(5.4)%	(1.9)%	(27.6)%	(0.5)%
Maggiano’s	(66.7)%	(0.2)%	2.1%	1.6%	(15.1)%	(0.5)%	(53.7)%	(1.3)%
Chili’s franchise(3)	(49.5)%	0.4%
U.S.	(39.9)%	0.9%
International	(66.1)%	(0.5)%
Chili’s domestic(4)	(33.0)%	1.3%
System-wide(5)	(38.6)%	1.0%

FY 20 and FY 19

	Comparable Restaurant Sales(1)		Price Impact		Mix-Shift(2)		Traffic
	FY: 20 vs 19	FY: 19 vs 18	FY: 20 vs 19	FY: 19 vs 18	FY: 20 vs 19	FY: 19 vs 18	FY: 20 vs 19	FY: 19 vs 18
Company-owned	(10.1)%	2.1%	1.3%	1.7%	(2.0)%	(1.7)%	(9.4)%	2.1%
Chili’s	(8.6)%	2.3%	1.3%	1.7%	(1.1)%	(1.7)%	(8.8)%	2.3%
Maggiano’s	(19.9)%	0.6%	1.5%	1.5%	(4.0)%	(0.5)%	(17.4)%	(0.4)%
Chili’s franchise(3)	(14.4)%	0.1%
U.S.	(10.1)%	2.0%
International	(23.1)%	(3.0)%
Chili’s domestic(4)	(8.8)%	2.2%
System-wide(5)	(10.8)%	1.5%

(1)
Comparable Restaurant Sales include all restaurants that have been in operation for more than 18 months except acquired restaurants which are included after more than 12 months ownership. Restaurants temporarily closed 14 days or more are excluded from comparable restaurant sales. Percentage amounts are calculated based on the comparable periods year-over-year.

(2)	Mix-Shift is calculated as the year-over-year percentage change in Company sales resulting from the change in menu items ordered by guests.

(3)
Chili’s Franchise sales generated by franchisees are not included in revenues in the Consolidated Statements of Comprehensive Income (Unaudited); however, we generate royalty revenues and advertising fees based on franchisee revenues, where applicable. We believe including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations.

(4)	Chili’s Domestic Comparable Restaurant Sales percentages are derived from sales generated by Company-owned and franchise-operated Chili’s restaurants in the United States.

(5)
System-wide Comparable Restaurant Sales are derived from sales generated by Company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise-operated Chili’s restaurants.

Reconciliation of Net Income (Loss) and Adjusted Net Income (Loss) Per Share (in millions, except per share)
Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

	Fourth Quarter				Fiscal Year
	Q4 20	EPS Q4 20	Q4 19	EPS Q4 19	FY 20	EPS FY 20	FY 19	EPS FY 19
Net income (loss)	$(49.2)	$(1.20)	$46.7	$1.22	$24.4	$0.63	$154.9	$3.96
Special items(1)	19.1	0.46	8.7	0.22	57.2	1.47	(1.1)	(0.03)
Income tax effect related to special items(2)	(4.8)	(0.12)	(2.1)	(0.05)	(14.3)	(0.37)	0.3	0.01
Special items, net of taxes	14.3	0.34	6.6	0.17	42.9	1.10	(0.8)	(0.02)
Adjustment for special tax items(3)	(0.9)	(0.02)	(1.2)	(0.03)	(0.7)	(0.02)	(0.6)	(0.01)
Adjusted net income (loss)	$(35.8)	$(0.88)	$52.1	$1.36	$66.6	$1.71	$153.5	$3.93

(1)
Special items in the fourth quarter of fiscal 2020 consist of a charge of $16.7 million in Other (gains) and charges that included charges related to the COVID-19 pandemic, and $2.4 million of incremental depreciation expenses associated with a change in estimated useful life of certain restaurant-level long-lived assets. Special items in the fourth quarter of fiscal 2019 consist of a $7.9 million charge in Other (gains) and charges, and $0.8 million of incremental depreciation expenses associated with a change in estimated useful life of certain restaurant-level long-lived assets.

Special items in fiscal 2020 consist of a charge of $47.4 million in Other (gains) and charges that included charges related to the COVID-19 pandemic, and $9.8 million of incremental depreciation expenses associated with a change in estimated useful life of certain restaurant-level long-lived assets. Special items in fiscal 2019 consist of a gain of $4.5 million in Other (gains) and charges, partially offset by $3.4 million of incremental depreciation expenses associated with a change in estimated useful life of certain restaurant-level long-lived assets. Footnote “(2)” to the Consolidated Statements of Comprehensive Income (Unaudited) contains additional details on the composition of Other (gains) and charges for each period presented.

(2)	Income tax effect related to special items is based on the statutory tax rate in effect at the end of each period presented.

(3)
Adjustment for special tax items in the fourth quarter of fiscal 2020 primarily related to additional tax benefit of prior year return claim amendments as allowed by the CARES Act. Adjustment for special tax items in the fourth quarter of fiscal 2019 primarily related to favorable resolution of liabilities established for uncertain tax positions and realization of tax benefits not previously recognized.

Adjustment for special tax items in fiscal 2020 primarily related to additional tax benefit of prior year return claim amendments as allowed by the CARES Act. Adjustment for special tax items in fiscal 2019 primarily related to favorable resolution of liabilities established for uncertain tax positions, realization of tax benefits not previously recognized and tax shortfalls associated with stock based compensation.
Reconciliation of Restaurant Operating Margin (in millions, except percentages)

	Fourth Quarter		Fiscal Year
	Q4 20	Q4 19	FY 20	FY 19
Operating income (loss) - GAAP	$(53.2)	$64.0	$62.6	$230.7
Operating income (loss) as a percentage of Total revenues	(9.4)%	7.7%	2.0%	7.2%

Operating income (loss) - GAAP	$(53.2)	$64.0	$62.6	$230.7
Less: Franchise and other revenues	(10.1)	(29.3)	(73.6)	(111.7)
Plus: Depreciation and amortization	41.4	38.1	162.3	147.6
General and administrative	40.4	39.1	136.3	149.1
Other (gains) and charges	16.7	7.9	47.4	(4.5)
Restaurant operating margin - non-GAAP	$35.2	$119.8	$335.0	$411.2
Restaurant operating margin as a percentage of Company sales	6.4%	14.9%	11.1%	13.2%
Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative to operating income as an indicator of financial performance. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance of ongoing restaurant-level operations. This non-GAAP measure is not indicative of overall Company performance and profitability because this measure does not directly accrue benefit to the shareholders due to the nature of costs excluded. We define Restaurant operating margin as Company sales less Food and beverage costs, Restaurant labor and Restaurant expenses. We believe this metric provides a more useful comparison between periods and enables investors to focus on the performance of restaurant-level operations by excluding revenues not related to food and beverage sales at Company-owned restaurants, corporate General and administrative expenses, Depreciation and amortization, and Other (gains) and charges.
Restaurant operating margin excludes Franchise and other revenues which are earned primarily from franchise royalties, advertising fees, and other non-food and beverage revenues streams such as gift card breakage, banquet service charges, delivery fee income, and digital entertainment revenues. Depreciation and amortization expenses, substantially all of which are related to restaurant-level assets, are excluded because such expenses represent historical costs which do not reflect current cash outlays for the restaurants. General and administrative expenses include primarily non-

restaurant-level costs associated with support of the restaurants and other activities at our corporate offices and are therefore excluded. We believe that excluding special items, included within Other (gains) and charges, from Restaurant operating margin provides investors with a clearer perspective of the Company’s ongoing operating performance and a more useful comparison to prior period results. Restaurant operating margin as presented may not be comparable to other similarly titled measures of other companies in our industry.
Reconciliation of Free Cash Flow (in millions)
Brinker believes presenting free cash flow provides a useful measure to evaluate the cash flow available for reinvestment after considering the capital requirements and expenditures of our business operations.

Fifty-Two Week Period Ended June 24, 2020
Cash flows provided by operating activities - GAAP	$245.0
Capital expenditures	(104.5)
Free cash flow - non-GAAP	$140.5

FOR ADDITIONAL INFORMATION, CONTACT:

MIKA WARE
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investor.relations@brinker.com

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